Exhibit 24(b)8(b)

AMENDMENT NO. 1 TO

FUND PARTICIPATION AND SERVICE AGREEMENT

This First Amendment (“Amendment”), effective as of May 27, 2020, amends the Fund Participation and Service Agreement (the “Agreement”), dated June 6, 2017, by and among Thrivent Financial for Lutherans (“Insurance Company”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”) and American Funds Insurance Series (the “Series”).

WHEREAS the parties desire to amend the Agreement.

NOW, THERFORE, the Agreement is amended as follows:

1.	The preamble to the Agreement is hereby deleted and replaced with the following:

“Thrivent Financial for Lutherans (‘Insurance Company’), for itself and on behalf of one or more separate accounts of the Insurance Company (‘Separate Accounts’), American Funds Distributors, Inc. (‘AFD’), American Funds Service Company (‘Transfer Agent’), Capital Research and Management Company (‘CRMC’) and American Funds Insurance Series (the ‘Series’), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the ‘Funds’ and, individually, a ‘Fund’), for good and valuable consideration, hereby agree on this 6th day of June, 2017, that shares of the Funds shall be made available to serve as underlying investment media for certain variable annuity and variable life insurance contracts (hereinafter called ‘Contract(s)’; holders of such Contracts hereinafter called ‘Contractholder(s)’) to be offered by the Insurance Company subject to the following provisions:”

2.	The first sentence of Section 1.a. is deleted in its entirety and replaced with the following sentence:

“As distributor of the Series, AFD agrees to make Class 1 and Class 4 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.”

3.	The following paragraphs e. and f. are added to Section 1 of the Agreement:

“e.

During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 Shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of     % of the average daily net asset value of all Class 4 Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the

Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of                  divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by Company as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically Insurance Company’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contractholders, in determining whether to continue making payments under the Insurance Administrative Services Plan. Insurance Company represents to the Series and CRMC that it will not receive compensation for the Services from contractholder fees or any other source.

f.

The Insurance Company will be entitled to a Rule 12b-1 distribution fee paid by the Series, to be accrued daily and paid monthly at an annual rate of     % of the average daily net assets of the Class 4 shares of each Fund attributable to the Contracts for as long as the Series’ Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for such share class remains in effect.

4.	Exhibit A of the Agreement is deleted in its entirety.

5.	Exhibit B of the Agreement is deleted and replaced with the attached Exhibit B.

6.	Exhibit C is added to the Agreement.

7.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

Thrivent Financial for Lutherans
For itself and on behalf of the Separate Accounts

By:
Name: Lisa Flanary
Title: SVP, Chief Growth Officer

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Name:
Title:

AMERICAN FUNDS SERVICE COMPANY

By:
Name:
Title:

AMERICAN FUNDS INSURANCE SERIES

By:
Name:
Title:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Title:

EXHIBIT B

Insurance Company Accounts

Separate account: Thrivent Variable Annuity Account I

Date Established by Board of Directors: 10/31/2002

Policy Form Numbers: ICC16 W-WR-FPVA, W-BC-FPVA, W-BB-FPVA, ICC20 W-BZ-FPVA

EXHIBIT C

Administrative Services

1.        Periodic Reconciliation. The Insurance Company shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of Insurance Company separate accounts and shares of the Funds.

2.        Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, the Insurance Company shall maintain with respect to each Separate Account holding the Funds’ Class 4 Shares and each Contractholder for whom such shares are beneficially owned the following records:

a.	Number of shares;
b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
c.	Name and address and taxpayer identification numbers;
d.	Records of distributions and dividend payments; and
e.	Any transfers of shares.

3.        Fund Information. The Insurance Company shall respond to inquiries from Contractholders regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.        Shareholder Communications. The Insurance Company shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contractholders. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. The Insurance Company shall respond to inquiries from Contractholders relating to the services provided by it and inquiries relating to the Funds.

5.        Transactional Services. The Insurance Company shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contractholders, mergers, splits and other reorganization activities of the Funds.

6.        Other Information. The Insurance Company shall provide to the Separate Accounts and Contractholders such other information as shall be required under applicable law and regulations.